Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-257707) pertaining to the Amended & Restated 2016 Equity Incentive Plan, 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of EverCommerce Inc. of our report dated March 14, 2022, with respect to the consolidated financial statements of EverCommerce Inc. included in this Annual Report (Form 10-K) of EverCommerce Inc. for the year ended December 31, 2021.
/s/ Ernst & Young LLP

Denver, Colorado
March 14, 2022